UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
January 29, 2014
Autodesk, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
111 McInnis Parkway
San Rafael, California 94903
(Address of principal executive offices, including zip code)
(415) 507-5000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Principal Accounting Officer
On January 29, 2014, the Board of Directors of Autodesk, Inc. (the “Company”) appointed Paul Underwood, the Company’s current Vice President, Corporate Controller, as Principal Accounting Officer. Mr. Underwood will replace Mark Hawkins as the Company’s Principal Accounting Officer. Mr. Hawkins will continue to serve as the Company’s Chief Financial Officer and Principal Financial Officer. Mr. Underwood’s appointment was effective January 29, 2014.
Mr. Underwood, 46, has served as Vice President, Corporate Controller of the Company since September 2012. Previously, Mr. Underwood served as Vice President, WW Sales Finance from July 2011 to September 2012 and as Senior Director, WW Sales Finance from February 2008 to June 2011.
Mr. Underwood has no family relationships with any director, executive officer, or person nominated or chosen by Autodesk to become a director or executive officer of Autodesk. Mr. Underwood is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Mr. Underwood will continue working under his existing compensation arrangement. Mr. Underwood has not entered into any material plan, contract, arrangement or amendment in connection with his appointment as Principal Accounting Officer. Mr. Underwood will not receive any grant or award as a result of his appointment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:/s/ Mark J. Hawkins
Mark J. Hawkins Executive Vice President and Chief Financial Officer
Date: February 3, 2014